                                                                    EXHIBIT D(3)

                 AMENDMENT TO SUB-INVESTMENT ADVISORY AGREEMENT

                             Effective May 14, 2002

Credit Suisse Asset Management Limited
Beaufort House
15 St. Botolph Street
London EC3A 7JJ

Dear Sirs:

                  This amends the Sub-Investment Advisory Agreement (the "Sub-Advisory Agreement") dated as of July 14, 2000 by and among Credit Suisse Emerging Markets Fund, Inc. (the "Fund"), Credit Suisse Asset Management, LLC ("CSAM") and Credit Suisse Asset Management Limited (the "Sub-Adviser"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sub-Advisory Agreement.

                  In consideration of the covenants and agreements expressed herein, the parties agree as follows:

                  1. Effective May 14, 2002, Section 10 of the Sub-Advisory Agreement is hereby amended and restated in its entirety as follows:

         "Compensation

                  In consideration of the services rendered pursuant to this Agreement, CSAM will pay the Sub-Adviser such amounts as the parties may agree upon from time to time as set forth on Schedule A, as amended from time to time."

                  Fees shall cease to accrue under the previous compensation structure on May 14, 2002 and such fees shall be paid to the Sub-Adviser as soon as practicable after the end of the month of May 2002.

         2.       Schedule A to the Sub-Advisory Agreement will read as follows:

                                   "SCHEDULE A

                  CSAM will pay the Sub-Adviser a fee of $250,000 per annum (the "Total Fee"), one quarter of which shall be payable in U.S. dollars in arrears on the last business day of each calendar quarter. The fee for the first period during which this Agreement is in effect shall be pro-rated for the portion of the calendar quarter that the Agreement is in effect. The Total Fee shall be an aggregate fee paid for services rendered with respect to this Fund and such other Credit Suisse Funds for which the Sub-Adviser has been appointed as such and which CSAM and the Sub-Adviser agree will be governed by this fee schedule."

                  3. The parties agree that the provisions of the Sub-Advisory Agreement as amended by this Amendment shall continue in full force and effect.

                            [signature page follows]

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                      Very truly yours,

                                      CREDIT SUISSE ASSET MANAGEMENT, LLC

                                      By: /s/Hal Liebes
                                          -------------
                                      Name:  Hal Liebes
                                      Title: Managing Director

                                      CREDIT SUISSE EMERGING MARKETS FUND, INC.

                                      By: /s/Hal Liebes
                                          -------------
                                      Name:  Hal Liebes
                                      Title: Vice President and Secretary

CREDIT SUISSE ASSET
MANAGEMENT LIMITED

By: /s/SR Goldman   S. Houghton
    --------------------------
Name:  SR Goldman   S. Houghton
Title: Director         Director (Legal)

                                      - 3 -